Exhibit 15

May 26, 2016

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Form S-8) of Dollar General Corporation of our report dated May 26, 2016 relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended April 29, 2016.

/s/ Ernst & Young LLP
Nashville, Tennessee